Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Fourth Quarter Net Investment Income of $0.39 Per Share

Chicago, IL-March 15, 2017-OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2016.

FINANCIAL HIGHLIGHTS

•	Fourth quarter net investment income of $3.7 million, or $0.39 per share—an increase of 13% from the third quarter and above the fourth quarter $0.34 per share distribution.

•	Net investment income for the year ended December 31, 2016 was 107% of the aggregate distribution during 2016 and quarterly net investment income covered the distribution in each quarter.

•	Net asset value ("NAV") per share increased to $14.82 at December 31, 2016 from $14.67 per share at September 30, 2016 and there were no cash non-accruals.

•	Two-thirds of our loan portfolio was floating rate and the weighted average yield of our loan portfolio was 12.08% as of December 31, 2016.

•	100% of our debt is fixed rate with a weighted average cost of 3.60% as of December 31, 2016; 94% of our debt matures in 2022 and beyond.

•	Closed investments totaled $28.1 million in the fourth quarter of 2016.

•	On March 9, 2017, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the first quarter of 2017, payable on March 31, 2017 to shareholders of record as of March 17, 2017.

"Reflecting on 2016, we are pleased that our net investment income continues to significantly exceed our distribution and our NAV remains stable. Looking ahead, we believe we are well positioned for a potential increase in interest rates. And, overall, we are proud of the total return we have generated since our initial public offering in late 2012, over which time, we have declared more than $5.50 per share to our shareholders," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We attribute our results to the strength of our direct origination and underwriting platform, and our commitment to strong, long-term performance and excellence is enhanced by the alignment of interests of our stockholders and our external manager, which owns more than 30% of the company.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At December 31, 2016
Total assets	$305.0
Investment portfolio, at fair value	$281.6
Net assets	$143.8
Net asset value per share	$14.82
Weighted average yield (1)	12.08%

(1)
The weighted average yield on our debt investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees.divided by (b) amortized cost excluding assets on non-accrual basis as of the balance sheet date.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results	2016	2015	2016	2015
Total investment income	$8.2	$8.9	$31.1	$32.3
Net investment income	$3.7	$4.3	$14.1	$13.4
Net investment income per common share, basic and diluted	$0.39	$0.44	$1.46	$1.39
Adjusted net investment income (a Non-GAAP measure described below)	$3.7	$4.4	$14.0	$14.3
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.39	$0.46	$1.44	$1.47
Net increase in net assets resulting from operations	$4.8	$6.2	$13.8	$18.2

	Quarter Ended December 31,		Year Ended December 31,
Portfolio Activity	2016	2015	2016	2015
Number of new portfolio companies	3	5	8	14
Investments in new portfolio companies	$26.1	$42.4	$49.4	$78.7
Investments in existing portfolio companies	$2.0	$—	$18.8	$45.3
Number of portfolio companies at end of period	41	39	41	39

PORTFOLIO AND INVESTMENT ACTIVITIES

During the fourth quarter of 2016, OFS Capital closed two new senior secured debt investments in two portfolio companies totaling $13.0 million, one of which also included a new common equity investment of $0.7 million, and also closed one new subordinated debt investment of $12.4 million. In addition, OFS Capital made a $1.0 million senior secured debt investment and a $1.0 million subordinated debt investment in existing portfolio companies.

The total fair value of OFS Capital’s investment portfolio was $281.6 million at December 31, 2016, which was equal to approximately 101% of amortized cost. As of December 31, 2016, the fair value of OFS Capital's debt investment portfolio totaled $244.4 million in 39 portfolio companies, of which 74% and 26% were senior secured loans and subordinated loans, respectively. As of December 31, 2016, we also held approximately $37.3 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and two portfolio company in which we solely held an equity investment. We had unfunded commitments of $2.6 million to three portfolio companies at December 31, 2016. As of December 31, 2016, floating rate loans comprised 66% of OFS Capital’s debt investment portfolio, with the remaining 34% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS

Interest Income:
Interest income decreased $1.4 million primarily due to a $1.0 million decrease in interest income and a $0.4 million decrease in accelerated loan origination fees, original issue discount, market discount or premium, and loan amendment fees (collectively, "Net Loan Fees"). The $1.0 million decrease in interest income was primarily due to a $3.6 million decrease caused by a 13% decrease in the average outstanding loan balance during 2016, offset by an increase of $2.6 million caused by a 19 basis point increase in the weighted average yield in our portfolio during the year ended December 31, 2016. The 13% decrease in the weighted average principal balance of investments and increase in our average portfolio yield was primarily a result of the WM Asset Sale, in which we sold a portfolio of 20 senior secured debt investments with an aggregate outstanding principal balance of $67.8 million to Madison Capital Funding LLC on May 28, 2015. the proceeds of which had only been partially reinvested in higher yielding assets subsequent to the WM Asset Sale. Acceleration of Net Loan Fees of $0.6 million and $1.0 million were included in interest income for the year ended December 31, 2016 and 2015, respectively. Acceleration of Net Loan Fees occur and are recognized on certain loans that are repaid prior to their scheduled due date.
Dividend Income:
Preferred equity cash and PIK dividend income increased approximately $0.3 million primarily as a result of additional preferred equity securities purchased during 2015. Common equity dividend income increased by $0.2 million primarily due to an additional common equity security purchased during the fourth quarter of 2015.
Fee Income:
Fee income decreased $0.3 million primarily due to a decrease in prepayment fees, capital structuring fees. We recorded prepayment fees of $0.9 million resulting from $25.0 million of unscheduled principal payments during the year ended December 31, 2016, compared to $1.1 million from $47.5 million of unscheduled principal payments during 2015. We recognized capital structuring fees of $0.4 million and $0.7 million for the years ended December 31, 2016 and 2015, respectively, upon the closing of $37.3 million and $89.0 million of debt and equity investments, respectively.
Expenses
Interest expense decreased by $1.7 million, primarily due to a year-over-year decrease of $0.8 million in cash interest expense on our secured revolving line of credit with Wells Fargo Bank, N.A. ("WM Credit Facility") and a $1.6 million write-off of deferred debt issuance costs, both related to our permanent reduction of the WM Credit Facility and the termination of the WM Credit Facility on May 28, 2015, offset by an increase of $0.7 million in cash interest expense incurred on our SBA debentures. Interest expense on our SBA debentures increased due to an increase in the weighted average interest rate and the weighted average debentures outstanding during the year ended December 31, 2016, as a result of additional debenture draws of $22.6 million during the nine months ended September 30, 2015, which pooled on September 23, 2015.
Management fee expense decreased by $0.7 million, due to a decrease in the average total assets subject to the base management fee.
Incentive fee expense increased by $0.7 million, due to a 11% increase in pre-incentive fee net investment income compared to the prior year, which resulted in a $0.8 million increase in the incentive fee catch-up provision (the amount of pre-incentive fee income that exceeds the hurdle rate but is less than 2.5%) and a $0.1 million increase in the incentive fee due to the amount of pre-incentive fee income that exceeded 2.5%, partially offset by a $0.1 million decrease in the Capital Gains Fee, which represents the reversal of the accrued Capital Gains Fee at December 31, 2015.
Administrative fee expense decreased by $0.3 million, primarily due to a decrease in the allocable amount of incentives of our officers and their respective staffs, which OFS Services passed along to us under our administration agreement.
Net gain (loss) on investments
Net gain (loss) on investments consists of the sum of: (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid off prior to maturity. In such instances, the reversal on unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of any premium or discount on the debt security in interest income and any prepayment fees on the debt security in fee income.
We changed the primary method used to value certain of our investments as of December 31, 2016, from the income approach to the market approach ("Valuation Methodology Change"), primarily due to the nature of evidence available under the discounted cash flow method, and to better align with industry practice. The methodology change resulted in a fourth quarter 2016 net increase to the carrying value of the investments and corresponding net increase in unrealized appreciation/depreciation on investments in the consolidated statement of operations of $1.6 million.
We recognized net gains of $0.4 million on senior secured debt during the year ended December 31, 2016, primarily as a result of the net positive impact of market based transactions on our fair values, offset by the net impact of portfolio company-specific performance factors, the pay-off of certain senior secured debt investments, and $0.4 million as a result of theValuation Methodology Change.
We recognized net losses of $2.4 million on subordinated debt during the year ended December 31, 2016, principally due to the net impact of portfolio company-specific performance factors and $0.5 million as a result of the Valuation Methodology Change.
We recognized net losses of $2.6 million on preferred equity investments for the year ended December 31, 2016, primarily due to the net impact of portfolio company-specific performance factors offset by $2.1 million as a result of the Valuation Methodology Change.
We recognized net gains of $4.2 million on common equity and warrant investments for the year ended December 31, 2016, primarily due to the net impact of portfolio company-specific performance factors and $0.4 million as a result of the Valuation Methodology Change. In addition, we realized gains of $2.1 million from the redemption of an equity investment. We held this investment from the first quarter of 2014 and recognized unrealized gains of $2.1 million and $0.5 during the years ended December 31, 2015 and 2014, respectively. The net impact of this transaction was a recognized net loss of $0.5 during the year ended December 31, 2016 due to the reversal of the accumulated unrealized gains in excess of the recognized realized gain.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2016, we had $17.7 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of December 31, 2016, we had $15.5 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Wednesday, March 15, 2017, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 25, 2017 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10102681.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2016.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	December 31,
	2016	2015
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $178,279 and $175,529, respectively)	$173,219	$177,290
Affiliate investments (amortized cost of $76,306 and $63,113, respectively)	81,708	66,393
Control investments (amortized cost of $24,722 and $13,613, respectively)	26,700	13,613
Total investments at fair value (amortized cost of $279,307 and $252,255 respectively)	281,627	257,296
Cash and cash equivalents	17,659	32,714
Interest receivable	1,770	789
Prepaid expenses and other assets	3,974	3,877
Total assets	$305,030	$294,676

Liabilities
SBA debentures (net of deferred debt issuance costs of $3,037 and $3,420, respectively)	$146,843	$146,460
Revolving line of credit	9,500	—
Interest payable	1,599	1,548
Management and incentive fees payable	2,119	2,238
Administration fee payable	435	488
Accrued professional fees	477	433
Other liabilities	279	497
Total liabilities	161,252	151,664

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,700,297 and 9,691,170 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	97	97
Paid-in capital in excess of par	134,300	134,446
Accumulated undistributed net investment income	6,731	4,612
Accumulated undistributed net realized gain (loss)	330	(1,184)
Net unrealized appreciation on investments	2,320	5,041
Total net assets	143,778	143,012

Total liabilities and net assets	$305,030	$294,676

Number of shares outstanding	9,700,297	9,691,170
Net asset value per share	$14.82	$14.76

OFS Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Investment income
Interest income	7,659	7,589	27,594	28,970
Dividend income	284	12	1,908	1,361
Fee income	266	1,272	1,592	1,933

Total investment income	8,209	8,873	31,094	32,264

Expenses
Interest expense	1,366	1,313	5,302	5,313
Write-of of deferred debt issuance costs	—	—	—	1,646
Management fees	1,192	1,124	4,516	5,225
Incentive fee	926	1,113	3,333	2,627
Professional fees	323	257	1,200	1,114
Administration fee	295	489	1,304	1,637
General and administrative expenses	371	297	1,294	1,291

Total expenses	4,473	4,593	16,949	18,853

Net investment income	3,736	4,280	14,145	13,411

Net gain on investments	1,087	1,896	(317)	4,820

Net increase in net assets resulting from operations	$4,823	$6,176	$13,828	$18,231

Net investment income per common share - basic and diluted	$0.39	$0.44	$1.46	$1.39
Net increase in net assets resulting from operations per common share - basic and diluted	$0.50	$0.64	$1.43	$1.89
Dividends and distributions declared per common share	$0.34	$0.34	$1.36	$1.36
Basic and diluted weighted average shares outstanding	9,697,277	9,690,140	9,692,634	9,670,153

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred debt issuance costs associated with our permanent reductions of the WM Credit Facility, (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred, and (3) excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with OFS Advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollar amounts in thousands, except per share data)

Net investment income	$3,736	$4,280	$14,145	$13,411

Write-off of deferred financing closing costs	—	—	—	1,646
Incentive fee	—	—	—	(945)
Write-off of deferred financing closing costs, net	—	—	—	701

Capital gains incentive fee	—	139	(139)	139

Adjusted net investment income	$3,736	$4,419	$14,006	$14,251

Adjusted net investment income per common share:
Basic and diluted	$0.39	$0.46	$1.44	$1.47

Weighted average shares outstanding:
Basic and diluted	9,697,277	9,690,140	9,700,297	9,670,153

ABOUT OFS CAPITAL

OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; OFS Capital’s expectations regarding performance in a rising interest rate environment; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com